EXHIBIT (10)(AI)

CONFIDENTIAL

AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) is dated _____________ (“Today”).  It is between Catherine B. Strauss (“you”) and Harleysville Group Inc., a Delaware corporation and Harleysville Mutual Insurance Company, a Pennsylvania corporation (collectively “the Company”).

You and the Company intend to be legally bound by this Agreement, and are entering into it in reliance on the promises made to each other in this Agreement.  Effective January 2, 2007, you are taking early retirement from the Company and, thus, your employment relationship with the Company will end.  In light of the many years of service you have provided as a senior executive to the Company, the Company will pay you certain benefits described in this Agreement.  In turn, as set forth in this Agreement, you are releasing legal claims against the Company.

1.

Your Separation Date.  Your employment will end on January 2, 2007 ("Separation Date").

2.

Officer Status.  You resign as and are no longer an officer, plan administrator, and/or director of the Company, or any affiliate or a member of any committee after your Separation Date.

3.

Pay and Benefits until Separation Date.

a.

From Today until your Separation Date, the Company will pay you your current regular salary and you may continue to participate in the Company’s employee benefits programs.

b.

Within 30 days after your Separation Date, the Company will pay you (less applicable withholding in a lump sum) for 22 days of accrued but unused vacation time, constituting all vacation pay due to you up through your Separation Date.

c.

If you die before the Separation Date, the date you die will automatically become your new Separation Date, and neither you nor your estate will receive the payments set forth below in Paragraph 5.a.

4.

Career Transition Services.  The Company will pay for the cost of six (6) months of career transition services, commencing on the date this Agreement is signed by you.   The Company’s payment for such career transition services will be limited to $9,500.00 for that six-month period.  In the event that you have not found new employment upon the expiration of that six-month period, the Company will extend payment for your career transition services, on a monthly basis, for an additional period of six months or until you find new employment, whichever occurs first.

5.

Your Benefits After Separation Date.  Once this Agreement becomes effective in accordance with Paragraph 14 below, you will receive the following payments and benefits after the Separation Date:

a.

The Company will make payments to you from the day after your Separation Date at your bi-weekly salary rate in effect on your Separation Date until July 2, 2007.  Payments will be made in bi-weekly installments on regular paydays in accordance with normal Company payroll practices and subject to applicable federal, state, and local withholding.  If by July 2, 2007 or at any point between July 2, 2007 and January 2, 2008, you obtain employment as a senior level executive with a for-profit company with annual revenues in excess of $100,000,000, then the Company will stop making payments to you as of the date your new employment commences.  If by July 2, 2007, you have not obtained new employment, then the Company will continue making payments to you at the same rate for up to an additional six months, until January 2, 2008.  However, if by July 2, 2007 or at any point between July 2, 2007 and January 2, 2008, you obtain new employment teaching, working for a non-profit company, or working for a for-profit company with annual revenues of $100,000,000 or less, or are self-employed, then the Company will continue making payments to you, but the Company will subtract from the payment the compensation you receive from the new employment after July 2, 2007, thereby offsetting your new compensation from the Company’s payment, for up to an additional six months, until January 2, 2008. You have a duty to inform Robert A. Kauffman, in writing, at 355 Maple Avenue, Harleysville, PA 19438, within 5 calendar days of obtaining employment.  The period you receive these bi-weekly payments is your “Payment Period.”

b.

If you die before the end of the Payment Period, any and all payments due to be paid to you in the future under this Agreement as of the date of your death will be paid in a lump sum within ninety (90) days after your death to your surviving spouse.  If you have no surviving spouse, the payment will be made to your estate.

c.

Beginning on January 3, 2007, you may elect to continue your medical and dental coverage under COBRA.  If you do elect to do so, the Company will pay the full cost of continuing your medical and dental coverage as of Today under COBRA throughout the earlier of the end of the Payment Period and the date on which you obtain such benefits through other employment.

d.

You may convert your group life insurance coverage to individual coverage in accordance with the terms of the Company’s group life insurance plan.  The Company will provide you with sufficient information to enable you to convert your group life insurance coverage within thirty-one (31) days after your Separation Date.

e.

You may be entitled to benefits under the Company's Pension Plan, Supplemental Executive Retirement Plan, Retirement Savings Plus Plan, the Non-Qualified Deferred Compensation Plan, the Equity Incentive Plan, the Long Term Incentive Plan, or the Senior Management Incentive Plan.  Any and all benefits due under these plans shall be paid to you in accordance with the terms of those plans.  Without limiting the foregoing, the Company agrees:

(1)

Your payment under the Senior Management Incentive Plan (“SMIP”) for 2006 will consist of: (i) full payment due under the formulaic component (Part “A”) of the SMIP; and (ii) 50% of the payment due under the discretionary component (Part “B”) of the SMIP at target.

(2)

If there is a payout under the 2004-2006 Long-Term Incentive Plan, you will receive the full amount of payment to which you are entitled, based on 36 months of employment.

(3)

If there is a payout under the 2005-2007 Long-Term Incentive Plan, you will receive a pro rata portion of the payment, based on 24 months of employment, rather than 36 months of employment.

(4)

You will receive three-fifths of the restricted stock award granted to you on April 26, 2006.  The total number of restricted stocks granted to you on April 26, 2006 totaled 1520; therefore, you will receive 912 shares of the restricted stock granted to you on April 26, 2006 upon your Separation Date.  The remaining two-fifths of the restricted stock award granted on April 26, 2006, totaling 608 shares, will be forfeited.

f.

The Company will pay you no other money or supply any other benefits except as described in this Agreement.  You shall not be eligible for, or be entitled to receive awards or compensation under, any existing incentive, retirement, pension, or other employee-related plan of the Company for calendar year 2007, notwithstanding the Separation Date of January 2, 2007.

g.

The Company will issue a statement to the employees in the form attached hereto as Exhibit A.  In response to any reference requests on your behalf, the Company will provide information consistent with Exhibit A, as well as your job title and dates of employment, and will state that early retirement was the reason for your separation from the Company.  You and the Company will direct all requests for references for you to the Company’s head of Human Resources.  The Company and its officers (i) shall not make any statements about you that are untrue or disparaging; and (ii) shall not take any actions intended to damage your reputation, cause you any embarrassment or humiliation or otherwise cause or contribute to you being held in disrepute by the general public or the Company’s employees, agents, clients, or customers.  The provisions of this Paragraph shall survive termination of the Payment Period.

h.

During the Payment Period, you shall be a consultant to the Company, available to assist with transition of your activities with the Company and to provide assistance with discrete activities, such as disclosure obligations, benefit plan questions and other activities within the scope of your employment with the Company prior to the Separation Date.  In such capacity, you shall be an independent contractor to the Company, and the Company will pay you $250.00 per hour for any consulting services you provide after your Separation Date.  The Company will be required to give you reasonable notice of the need for consulting services, and shall not, without your prior written consent, ask you to provide more than (25) hours of consulting services per month during the Payment Period.

6.

Your Obligations to the Company

a.

Between Today and your Separation Date, you will remain a full-time employee of the Company and will perform the job responsibilities and duties that are expected of you in your position.  The duties will include, among other things, providing assistance with the transition of your activities with the Company.

b.

Prior to your Separation Date, you will return to the Company all Company property that you now have (for example: identification card, access card, keys, company car, computer, company manuals, office equipment, records and files), except for those expressly directed by the Company for you to retain in connection with any consulting services you are to provide, with such property to be returned upon request of the Company.

c.

You will reconcile and submit to the Company by your Separation Date your outstanding Company expense accounts.  The Company will reimburse you for any monies properly due you.

d.

You will hold all of the trade secrets, confidential information and proprietary materials belonging to the Company in the strictest confidence.  You will not use, disclose or reveal them to anyone.  You will not make any public statements or statements to the press about the Company, its objectives or management practices without the written approval of General Counsel of the Company.  You will take no action that would cause the Company or its employees or agents any embarrassment or humiliation or otherwise cause or contribute to the Company’s or any such person's being held in disrepute by the general public or the Company’s employees, agents, clients, or customers.  The provisions of this Paragraph 6.d shall survive termination of the Payment Period.  This Paragraph 6.d shall not limit or restrict your ability to respond truthfully if compelled by law as part of a government investigation or lawfully served subpoena.

e.

For the 12-month period starting on your Separation Date, you will not solicit, directly or indirectly, try to hire, hire, refer for hire or assist in hiring any employee or agent of the Company who is employed or retained on the Separation Date, if you have knowledge of, contact or involvement with that person during the 12-month period ending on the Separation Date.  You also agree that for this 12-month period, you will not solicit, directly or indirectly, try to hire, hire, refer for hire or assist in hiring any independent contractor of the Company who is employed or retained on the Separation Date, if such solicitation or hiring efforts have the potential of causing harm to the Company and/or the Company’s relationship with the independent contractor.  If any portion of the restrictions set forth in this Paragraph 6.e should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.  You declare that the territorial, time limitations and scope of activities restricted as set forth in this Paragraph 6.e are reasonable and properly required for the adequate protection of the business of the Company.  In the event that any such territorial, time limitation and scope of activities restricted is deemed to be unreasonable by a court of competent jurisdiction, the Company and you agree to the reduction of the territorial, time limitation or scope to the area or period which such court shall have deemed reasonable.

f.

You will make yourself available and cooperate fully with the Company and its attorneys in connection with any adversarial proceeding, arbitration and/or litigation involving the Company.  The Company shall reimburse you for reasonable costs you incur in connection with your cooperation.  The provisions of this Paragraph 6.f shall survive termination of the Payment Period.

g.

You certify, based upon a reasonable good faith belief as of Today, that you have no SEC Section 16 reportable securities transactions involving Company securities that should have been reported but have not yet been reported by you, and that if you engage in any securities transactions(s) involving Company securities within six (6) month following your Separation Date, you will report any such transaction to the Company’s General Counsel within one trading day of the transaction.

h.

During the period between the execution date of this Agreement and the Separation Date, you will continue to be subject to and to comply with the Company’s Statement of Policy Regarding Securities Trades by Company Personnel and Pre-Clearance and Blackout Periods Procedures for Transactions in Harleysville Group Inc. Securities.  You remain subject to Section 16 reporting obligations and will cause your broker or other representative to provide information to the Company for purposes of complying with such obligations with respect to any sales by you of Company stock.  You also will continue to comply with the Company’s Stock Ownership and Holding Period Guidelines while you are an employee and until your Separation Date.  In accordance with the Company’s Stock Ownership and Holding Period Guidelines, you agree to retain at least 10,000 shares of Company stock while you are an employee.

i.          If you choose to sell shares of Company stock held by you (including exercise of stock options and sales of the underlying shares) at any time before or after the Separation Date, you agree that you will sell such shares in an orderly and commercially reasonable manner designed, to the extent possible, to avoid any negative impact on the market price of the Company’s stock.  In furtherance of this covenant, you agree that you will not sell all of your shares of Company stock over a period that is less than ten (10) trading days, and will not sell more than 20,000 shares in any one day.

7.

Attorneys’ Fees.  The Company will pay for up to $3500.00 in reasonable fees of the attorney you retain in connection with the review and negotiation of this Agreement.

8.

Impact of Section 409A of the Internal Revenue Code.  Notwithstanding any provision of this Agreement to the contrary, the Company shall take all reasonable measures to avoid the imposition on you of any additional tax or interest under section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury or IRS guidance issued thereunder as of the date of payment (the “409A Tax”) on any payment or benefit described herein (the “Payments”).  In accordance with section 409A(a)(2)(B)(i) of the Code, all Payments to be made under this Agreement, other than the continuation of health benefits described in Paragraph 5.c, the life insurance coverage described in Paragraph 5.d and the equity-related vesting described in Paragraph 5.e(4) shall, if necessary in order to comply with section 409A of the Code, be subject to a six month delay in the commencement of payment following the Separation Date.  Any such delayed payments, which would otherwise be paid during the six-month period beginning on the day following the Separation Date, shall instead be paid to you in a single lump sum payment within five (5) business days after the end of such six-month period.  Such lump sum payment shall be adjusted for simple interest that accrues during the initial six-month period following your termination of employment at the applicable Federal rate provided for in Code section 1274(a)(1).

9.

Your Release of Claims.

a.

You agree for yourself and your heirs, executors, administrators and assigns, if any, and anyone purporting to claim by or through you, that you hereby waive, release and forever discharge the Released Persons (as defined below), and will not file (or ask or let anyone file for you) any lawsuit of any kind in connection with any Claim (as defined below) released by this Agreement against any Released Person.  However, the preceding sentence does not apply to any claim you might file alleging that your waiver of Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) was not knowing and voluntary.

b.

“Released Persons” are the Company, its predecessors, successors, parents, subsidiaries and affiliates, and assigns and employee benefit plans and trusts, if any, and each of their past, present and future managers, members, directors, officers, partners, agents, employees, attorneys, representatives, fiduciaries, plan sponsors, administrators and trustees, if any.

c.

“Claims” are any and all claims, demands and causes of action of whatever kind, including any claim for attorney’s fees, that you now have, or at any time had, against any Released Persons, including, without limitation, those that arise out of or relate in any way to your employment or separation of employment with the

Company and its affiliates.  “Claims” includes, without limitation, except as provided in Paragraph 8.d., claims that may arise under the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Pennsylvania Human Relations Commission Act, and/or any other statute, regulation or principle or theory of law which you may have now or in the future, as well as all claims arising under the ADEA except those that arise after the execution of this Agreement. “Claims” includes claims you may not even know about or suspect as well as any claims you may have under the ADEA.

d.

“Claims” does not include (and you are not releasing):

(1)

any claims against the Company for promises it is making to you in this Agreement;

(2)

any claims for benefits under any retirement, savings, or other employee benefit programs (but your Release does cover any claims you may make for severance benefits beyond those described or referred to in this Agreement);

(3)

any claims covered by workers compensation laws;

(4)

any claims that you did not knowingly and voluntarily waive your Claims under ADEA, or any claims arising under the ADEA after the execution of this Agreement; or

(5)

any claims arising under or in connection with any indemnification agreement, indemnification obligations under the Company’s Bylaws and any insurance policy issued by an affiliate of the Company.

e.

You retain the right to file a claim or a charge of employment discrimination with the Equal Employment Opportunity Commission ("EEOC") because of race, color, sex, religion, national origin, age, disability and/or equal pay under the statutes enforced by the EEOC with respect to matters preceding the date of this Agreement and to assist or cooperate with such agency in its investigation or prosecution of a claim or charge.  You understand and agree, however, that as part of this Agreement and Release, you are waiving any and all right to recover damages and other relief in any lawsuit, regardless of whether it is initiated by you or on your behalf by a government agency.  This waiver specifically covers all forms of relief including, without limitation, reinstatement, front pay, back pay, compensatory damages, mental and emotional distress damages, punitive damages and attorneys' fees.

10.

No Admission of Wrongdoing.  Just because the Company is entering into this Agreement and paying you money, the Company is not admitting that it (or any other Released Person) has done anything wrong or violated any law, rule, order, policy, procedure, or contract, expressed or implied, or otherwise incurred any liability.

11.

Applicable Law.  This Agreement is being made in the Commonwealth of Pennsylvania.  It will be interpreted, enforced and governed under the internal laws of that state, without regard to Pennsylvania’s conflicts of laws provision.

12.

Final and Entire Agreement.  This Agreement is the complete, final and entire Agreement between you and the Company.  It fully replaces all earlier agreements or understandings.  However, it does not replace the terms of any:

a.

Harleysville stock or option grant you might have received or the terms of any employee benefit plan; or

b.

other agreement you might have entered into with the Company that requires you to pay back money to the Company, or that authorizes the Company to deduct money from your pay, when your employment terminates or at any other time.

Neither you nor the Company has relied upon any other statement, agreement or contract, written or oral, in deciding to enter into this Agreement.  Any amendment to this Agreement must be in writing and signed by both you and the Company.

13.

Your Understanding.  By signing this Agreement, you admit and agree that:

a.

you have read the Agreement;

b.

you understand it is legally binding, and you were advised to review it with a lawyer of your choice prior to executing this Agreement;

c.

you have had (or have had the opportunity to take) 21 calendar days to review it and discuss it with a lawyer of your choice before signing it, and, if you sign before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period;

d.

you realize and understand the release covers all claims, demands, and causes of action against the Company and any Released Persons (but does not apply to claims described in Paragraph 9.g), including claims under the ADEA, whether or not you know or suspect them to exist at the present time; and

e.

you understand the terms of the Agreement, you are signing voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

14.

Revoking the Agreement.  You have seven (7) days from the date you sign the Agreement to revoke and cancel it.  To do that, a clear, written revocation notice, signed by you must be received by Robert A. Kauffman, Senior Vice President, Secretary, General Counsel & Chief Governance Officer, 355 Maple Avenue, Harleysville, PA 19438, before the close of business on the seventh (7th) calendar day following the date you sign this Agreement.  Upon the expiration of that seven day period, this Agreement shall become effective for all purposes, and the Company shall become obligated to make the payments set forth in Paragraph 5 as set forth therein.

15.

Notices.  If notices need to be sent concerning this Agreement, the Company will send notices to you at the address listed as your residence in the records of the Company, unless you provide us with another mailing address.  You should send notices to the Company at the following address:

Robert A. Kauffman

Senior Vice President, Secretary,

  General Counsel & Chief Governance Officer

Harleysville Insurance Companies

355 Maple Avenue

Harleysville, PA  19438

16.

Counterparts.  More than one copy of this Agreement may be executed.  Each signed Agreement will be considered an original and all signed agreements shall be considered one Agreement.

[SIGNATURES ON FOLLOWING PAGE]

This Agreement will not be binding on either you or the Company until both have signed it.  This Agreement was signed on the dates indicated below, and shall become effective as set forth in Paragraph 14 hereof upon expiration of the seven day period referred to therein:

/s/ Catherine B. Strauss

 (Employee)

Date:________________________

Witness:

________________________

HARLEYSVILLE GROUP INC.

HARLEYSVILLE MUTUAL INSURANCE COMPANY

 BY:

/s/ Robert A. Kauffman

Date: ________________________

Witness:

________________________